Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink FNK IR 646-415-8972 rob@FNKIR.com

ORMAT TECHNOLOGIES REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

COMPANY IMPROVED ITS MARGINS IN ALL OPERATING SEGMENTS, LED BY THE STRENGTH AND RESILIENCY OF OUR ELECTRICITY SEGMENT

MANAGEMENT narrows the upper-end of the guidance

RENO, Nev. August 4, 2020, Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter ended June 30, 2020.

FINANCIAL RESULTS

($ millions, except per share amounts)	Q2 2020	Q2 2019	Change (%)
Revenues
Electricity	128.7	129.1	(0.3)%
Product	43.7	52.0	(16.0)%
Energy Storage and Management Services	2.5	3.0	(15.0)%
Total Revenues	174.9	184.1	(5.0)%

Gross Profit	65.4	65.1	0.4%
Gross margin (%)
Electricity	44.1%	42.8%
Product	20.6%	20.6%
Energy Storage & Management Services	(13.6)%	(29.5)%
Gross margin (%)	37.4%	35.4%

Operating income	48.1	46.9	2.5%
Net income attributable to the Company’s stockholders	23.0	33.9	(32.1)%
Diluted EPS	0.45	0.66	(32.8)%
Adjusted Net income attributable to the Company’s stockholders[1]	23.0	20.6	11.7%
Adjusted diluted EPS[1]	0.45	0.40	11.1%
Adjusted EBITDA[1]	97.9	94.9	3.2%

“This was another solid quarter of strong execution led by the improved profitably of our Electricity segment,” commented Doron Blachar, Chief Executive Officer. “I am extremely proud of how our team is operating through the challenging COVID-19 environment and how we were able to successfully complete the enhancement of our 19MW Steamboat Hills complex on time and make significant progress to bring Puna back online by the end of the year.”

1 Reconciliation is set forth below in this release

“We continue with our efforts to minimize the COVID-19 implication on our business, and while we did not experience material impact on our results so far, the continued outbreak of the COVID-19 may affect us more in the future. Specifically, awarding contracts for significant projects in the Products segment is currently delayed. Nevertheless, our Product segment is currently on track to meet its revenue forecast for the full-year 2020.” added Mr. Blachar.

“Since March 31, 2020,” Mr. Blachar continues, “we have increased our liquidity by over $400 million through the issuance of long-term debt that gives us the flexibility to allocate our resources and manufacturing capabilities to support our organic growth. We are increasing and focusing our efforts on exploring and developing internal projects with a target to increase our geothermal portfolio in the US and globally by 2023 and beyond. This quarter reinforces our confidence that Ormat is on the right path to continue its growth trajectory by relying on Ormat’s integrated business model, our geographic and revenue diversity, and our excellent team.”

FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER OF 2020

•	Total revenues of $174.9 million, down 5.0% compared to Q2 2019;

◦	Electricity segment revenues of $128.7 million compared to $129.1 million in Q2 2019;

◦	Product segment revenues of $43.7 million, down 16.0% compared to Q2 2019;

◦	Energy Storage & Management Services segment revenues of $2.5 million compared to $3.0 million in Q2 2019;

•	Total gross margin was 37.4%, compared to 35.4% in Q2 2019;

◦	Electricity segment gross margin was 44.1% compared to 42.8% for Q2 2019;

◦

The Company recorded business interruption insurance income of $3.3 million related to the 2018 volcanic eruption in Hawaii, which netted to zero Puna’s cost of revenues and reduced general and administrative costs by $0.6 million; In the second quarter 2019, the Company recorded business interruption insurance income of $6.8 million that resulted in a positive gross margin of $1.8 million.

•	Operating income increased 2.5% due to better gross margins and lower operating expenses;

•	Net income was $25.3 million compared to $36.2 million in Q2 2019; Q2 2019 net income included $13.3 million related to a one-time Tax benefit;

•

Net income attributable to the Company's stockholders was $23.0 million, or $0.45 per diluted share, compared to $33.9 million, or $0.66 per diluted share in Q2 2019; adjusted net income attributable to the Company's stockholders[1] for Q2 2019 was $20.6 million or $0.40 per diluted share;

•	Adjusted EBITDA[2] increased 3.2% to $97.9 million, up from $94.9 million in Q2 2019;

•	Product segment backlog was approximately $66 million as of August 3, 2020; and

•	The Company declared a quarterly dividend of $0.11 per share for the second quarter of 2020.

RECENT DEVELOPMENTS

•

As of August 2020, Ormat continue its efforts to recommission its Puna power plant. The Company obtained all necessary permits to start operation, completed the construction of the substation and connected a new production well to the power plant. We expect to resume commercial operation during the fourth quarter with gradual increase of generation to 29MW by the end of the year, subject to on time completion of the transmission line by HELCO and additional field recovery work.

1 Reconciliation is set forth below in this release

•

In July 2020, we completed the acquisition of the 20MW/80MWh Pomona energy storage asset in California from Alta Gas for a total net consideration of $43.9 million. The facility is our first battery storage asset in operation in California, increasing our existing operating portfolio to 73MW/136MWh and adding to our battery storage assets in New Jersey, New England and Texas.

•

In July, Ormat issued approximately $290.0 million of corporate bonds at an effective fixed interest rate of 4.34%. In April and May the Company has issued approximately $130 million of new corporate debt.

•	In June, Ormat completed the enhancement of its Steamboat Hills complex and increased its generating capacity by 19MW to a total of 84MW.

2020 GUIDANCE

Mr. Blachar added, “We are narrowing the upper-end of the guidance for full-year 2020 and expect total revenues of between $710 million and $725 million with Electricity segment revenues between $550 million and $560 million. We expect Product segment revenues of between $140 million and $150 million. Revenues from Energy Storage and Management Services segment are expected to be between $15 million and $17 million. We expect 2020 Adjusted EBITDA of between $400 million and $410 million for the full year. We expect annual Adjusted EBITDA attributable to minority interest to be approximately $27 million.”

The Company provides a reconciliation of Adjusted EBITDA, a Non-GAAP financial measure for the three months ended June 30, 2020. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

SECOND QUARTER 2020 FINANCIAL RESULTS (COMPARING THE QUARTER ENDED JUNE 30, 2020 TO THE QUARTER ENDED JUNE 30, 2019)

Total revenues for the quarter were $174.9 million, down 5.0% compared to the same quarter last year. Electricity segment revenues of $128.7 million were down slightly compared to $129.1 million last year. Product segment revenues decreased 16.0% to $43.7 million, down from $52.0 million in the same quarter last year due lower contract backlog. Energy Storage and Management Services segment revenues were $2.5 million compared to $3.0 million in the same quarter last year.

The Company recorded $3.3 million of business interruption insurance income related to the 2018 volcanic eruption, which disrupted operations at its Puna plant. Consistent with generally accepted accounting practices, $2.7 million was allocated to offset costs of revenue at Puna, which netted to zero, and the remaining $0.6 million was allocated to reduce general and administrative expenses.

General and administrative expenses were $11.3 million, or 6.5% of total revenues, compared to $14.2 million, or 7.7% of total revenues. The decrease was primarily attributable to a decrease in professional fees, business interruption insurance income related to Puna and gain of $1.3 million from sale of concession.

Net income attributable to the Company’s stockholders was $23.0 million, or $0.45 per diluted share, compared to $33.9 million, or $0.66 per diluted share. In the second quarter 2019 net income attributable to the Company’s stockholders included $13.3 million of one-time Tax benefit. Adjusted net income attributable to the Company's stockholders1 in the second quarter 2019 was 20.6 million, or $0.40 per diluted share.

Adjusted EBITDA1 was $97.9 million compared to $94.9 million last year.

1 Reconciliation is set forth below in this release

DIVIDEND

On August 4, 2020, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.11 per share pursuant to the Company’s dividend policy. The dividend will be paid on September 1, 2020 to stockholders of record as of the close of business on August 18, 2020.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Wednesday, August 5th, at 10 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 60 minutes after the conclusion of the live call.

Investors may access the call by dialing:

Participant dial in (toll free):            1-877-511-6790

Participant international dial-in:       1-412-902-4141

Conference replay

US Toll Free:               1-877-344-7529

International Toll:        1-412-317-0088

Replay Access Code:   10145766

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 63 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 578 employees in the United States and 830 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 3,000 MW of gross capacity. Ormat’s current 933 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe. Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2020 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Three and Six-Month Periods Ended June 30, 2020 and 2019

	Three Months Ended June 30,		Six-Months Ended June 30,
	2020	2019	2020	2019
	(Dollars in thousands, except per share data)
Revenues:
Electricity	128,685	129,079	271,541	271,987
Product	43,701	52,030	91,112	104,158
Energy storage and management services	2,514	2,956	4,360	6,958
Total revenues	174,900	184,065	367,013	383,103
Cost of revenues:
Electricity	71,950	73,775	143,318	151,318
Product	34,709	41,316	71,687	83,422
Energy storage and management services	2,855	3,827	4,804	9,037
Total cost of revenues	109,514	118,918	219,809	243,777
Gross profit	65,386	65,147	147,204	139,326
Operating expenses:
Research and development expenses	1,172	810	2,791	1,710
Selling and marketing expenses	4,854	3,276	9,648	7,141
General and administrative expenses	11,285	14,181	25,633	29,870
Operating income	48,075	46,880	100,605	100,605
Other income (expense):
Interest income	441	420	843	713
Interest expense, net	(19,785)	(21,517)	(37,058)	(42,740)
Derivatives and foreign currency transaction gains (losses)	671	19	1,064	491
Income attributable to sale of tax benefits	5,672	4,637	9,804	12,401
Other non-operating income (expense), net	304	1,027	382	1,118
Income from operations before income tax and equity in earnings (losses) of investees	35,378	31,466	84,167	72,588
Income tax (provision) benefit	(11,766)	3,529	(29,914)	(10,510)
Equity in earnings (losses) of investees, net	1,658	1,202	923	2,249
Net income	25,270	36,197	55,176	64,327
Discontinued operations:
Net income	25,270	36,197	55,176	64,327
Net income attributable to noncontrolling interest	(2,224)	(2,259)	(6,097)	(4,443)
Net income attributable to the Company's stockholders	23,046	33,938	49,079	59,884
Earnings per share attributable to the Company's stockholders:
Basic:
Net income	0.45	0.67	0.96	1.18
Diluted:
Net income	0.45	0.66	0.95	1.17
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	51,043	50,800	51,040	50,757
Diluted	51,362	51,094	51,448	51,058

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended June 30, 2020 and December 31, 2019

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	173,718	71,173
Restricted cash and cash equivalents	76,116	81,937
Receivables:
Trade	179,757	154,525
Other	18,121	22,048
Inventories	38,932	34,949
Costs and estimated earnings in excess of billings on uncompleted contracts	19,477	38,365
Prepaid expenses and other	10,948	12,667
Total current assets	517,069	415,664
Investment in unconsolidated companies	84,414	81,140
Deposits and other	37,278	38,284
Deferred income taxes	116,758	129,510
Property, plant and equipment, net	2,038,038	1,971,415
Construction-in-process	394,123	376,555
Operating leases right of use	17,638	17,405
Finance leases right of use	13,280	14,161
Intangible assets, net	179,659	186,220
Goodwill	20,120	20,140
Total assets	3,418,377	3,250,494

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	149,591	141,857
Short term revolving credit lines with banks (full recourse)	100,057	40,550
Commercial paper	3,775	50,000
Billings in excess of costs and estimated earnings on uncompleted contracts	5,599	2,755
Current portion of long-term debt:
Senior secured notes	28,544	24,473
Other loans	34,341	34,458
Full recourse	76,572	76,572
Operating lease liabilities	3,016	2,743
Finance lease liabilities	3,151	3,068
Total current liabilities	404,646	376,476
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	325,714	339,336
Other loans	301,318	317,395
Full recourse:	—	—
Senior unsecured bonds	415,751	286,453
Other loans	64,150	68,747
Operating lease liabilities	14,201	14,008
Finance lease liabilities	10,523	11,209
Liability associated with sale of tax benefits	118,072	123,468
Deferred income taxes	104,013	97,126
Liability for unrecognized tax benefits	15,309	14,643
Liabilities for severance pay	18,835	18,751
Asset retirement obligation	51,414	50,183
Other long-term liabilities	7,814	8,039
Total liabilities	1,851,760	1,725,834

Commitments and contingencies

Redeemable noncontrolling interest	9,806	9,250

Equity:
The Company's stockholders' equity:
Common stock	51	51
Additional paid-in capital	917,403	913,150
Retained earnings	524,864	487,873
Accumulated other comprehensive income (loss)	(13,921)	(8,654)
Total stockholders' equity attributable to Company's stockholders	1,428,397	1,392,420
Noncontrolling interest	128,414	122,990
Total equity	1,556,811	1,515,410
Total liabilities, redeemable noncontrolling interest and equity	3,418,377	3,250,494

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the Three and Six-Month Periods Ended June 30, 2020 and 2019

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain or loss from extinguishment of liabilities, (viii) gain or loss on sale of subsidiary and property, plant and equipment and (ix) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. We use EBITDA and Adjusted EBITDA as a performance metric because it is a metric used by our Board of Directors and senior management in evaluating our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and six - month periods ended June 30, 2020 and 2019.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Dollars in thousands)		(Dollars in thousands)
Net income	25,270	36,197	55,176	64,327
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	19,344	21,097	36,215	42,027
Income tax provision (benefit)	11,766	(3,529)	29,914	10,510
Adjustment to investment in an unconsolidated company: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla	3,199	2,579	5,876	5,240
Depreciation and amortization	36,812	35,751	72,100	70,617
EBITDA	96,391	92,095	199,281	192,721
Mark-to-market gains or losses from accounting for derivative	(1,482)	(370)	(2,043)	(1,579)
Stock-based compensation	2,264	2,643	4,253	5,003
Merger and acquisition transaction costs	618	500	1,158	500
Settlement expenses	89	—	1,277	—
Adjusted EBITDA	97,880	94,868	203,926	196,645

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders

For the Three-Month Period Ended June 30, 2020 and 2019

Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following table reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the three-month ended June 30, 2020 and 2019.

	Three Months Ended June 30,
	2020	2019

Net income attributable to the Company's stockholders	23.0	33.9
One-time tax items	—	(13.3)
Adjusted Net income attributable to the Company's stockholders	23.0	20.6
Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders:	51.4	51.1
Diluted Adjusted EPS	0.45	0.40